Algert Global LLC
CODE OF ETHICS

As a Registered Investment Adviser, Algert is a fiduciary. The Firm owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client's trust, may have the appearance of impropriety.

This Code of Ethics and Conduct (the "Code") sets forth Algert's policies and procedures regarding its duty of loyalty to Clients.

GENERAL CONCEPTS

A.  Basic Principles.

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of Algert's Clients come before Algert's interests or any Employee's interests; and (ii) each Employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of Algert or the Employee.

B.  "Covered Accounts."

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." These consist of:

•Funds and accounts that Algert manages that Employees may invest in are not considered covered accounts

•Each securities account registered in an Employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as "Covered Accounts"). As noted below this includes accounts held by any immediate family member living in the same household.

C.  "Beneficial Ownership."

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by immediate family members who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes. Accounts where the Employee does not have discretion over investment vehicles or holdings such as those managed by a third- party provider are not considered as covered accounts.

D.  "Excepted Securities"

Excepted Securities means:

•direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the Algert Employee resides;

•bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments;

•municipal bonds;

•ETF's;

•Foreign Exchange transactions; and

•money market funds and open-end mutual funds.

As noted above accounts managed by a third party are excepted from all of the reporting requirements and pre-clearance requirements herein. Please see below for the disclosure and attestation requirements for such "Non-Discretionary Accounts".

E.  Non-Reportable Securities. Personal accounts that hold and trade exclusively in mutual funds (i.e. 401K accounts), money market funds and/or government bonds do not need to be connected to ELF.

F.  Non-Discretionary Accounts. With respect to non-discretionary accounts ("ND Accounts") Employees must complete the notification form on ELF that discloses the account information but such account does not need to feed directly into ELF.

If any ND Account becomes discretionary you must immediately notify the Chief Compliance Officer and link such account to ELF.

G.  Specific Rules are not Exclusive.

This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee's employment, the following types of activities are strictly prohibited:

•Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which Algert or any of its Clients is a participant;

•Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Algert has made to such person, in light of the circumstances under which they are made, not misleading;

•Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

•Causing Algert, acting as principal for its own account or for any account in which Algert or any person associated with Algert, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive "inside information." However, to educate Employees, more information describing "insider trading" and the penalties for such trading is set forth below.

A.  Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

•the purchase or sale of securities by an insider, on the basis of material non-public information;

•the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

•the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute "inside" information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B.  Definition of Insider

The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

C.  Material Information

"Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information.

D.  Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E.  Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•civil injunctions;

•disgorgement of profits;

•jail sentences;

•fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including termination of the persons involved.

F.  Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as "frontrunning" or "scalping": buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or Algert's recommendations regarding the security. No Employee may buy or sell a security when he or she knows Algert is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client ("inter-market front-running") are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Effective January 1, 2006, no Employee may purchase or acquire a new equity security position for a Covered Account while employed by the Firm.

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of "front running," otherwise taking personal advantage of the trading activity that is conducted for Algert, or in any way seeking personal profits at the expense of the trading conducted for Algert. A trader's first priority in all trading decisions must be to benefit the Firm's Clients.

A.  Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all Algert Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading in any Covered Account of which they are deemed to have beneficial ownership. Approval may be obtained directly via ELF. Unless otherwise specified, approvals will be effective until the close of the market the following business day, (excluding private placements, which will be valid for the amount of time noted on the pre-clearance request) from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)9.

1.  Limited Offerings

For the avoidance of doubt, all transactions in limited offerings (which include but are not limited to hedge funds, private equity fund, limited liability company interests, etc) must be cleared in advance via ELF. Pre-clearances of limited offerings may be valid for so long as noted on the pre-clearance form via ELF. Investments by Employees in the Funds by Employees are not subject to the pre-clearance requirement as the investment is approved by the acceptance of a subscription document by the Firm.

9 Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth the Code of Ethics.

B.  Trading Restrictions

Except for accounts over which the Algert Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, Algert is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the Algert. In such circumstances, the individual should contact the Chief Compliance Officer.

2.  Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a client portfolio has a pending "buy" or "sell" order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio's order is executed or withdrawn.

3.  Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for Algert) that violates the law10. In addition, an Employee may not receive from another party "hot tips," favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee's giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with Algert's Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C.  Reporting Accounts, Holdings and Transactions

It should be noted that the reporting requirements do not apply to ND Accounts.

1.  Initial Holdings Report

No later than 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Reportable Securities Beneficially Owned by the Access Person, through Compliance ELF (an "Initial Holdings Report"). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate) via the form provide on ELF.

Annual Holdings Reports

Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the "Annual Holdings Certification Date"). For purposes of this Code, the Annual Holdings Certification Date is December 31 of each year. From a content perspective, Access Persons must use the form of Annual Holdings Report contained on ELF.

Quarterly Transaction Reports

Access Persons must also provide Quarterly Transaction Reports for each transaction in a Covered Account in which the Access Person has any direct or indirect Beneficial Ownership. Such Quarterly Transaction Reports must meet the following requirements. From a content perspective, Employees must use the form of Quarterly Transaction report contained in ELF Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

CONFLICTS OF INTEREST

A conflict of interest occurs when an Employee's private interests interfere, or even appear to interfere, with the interests of Algert. A conflict situation may arise when an Employee takes actions or has interests that make it difficult for the employee to perform Algert work objectively and effectively. Each Employee's obligation to conduct Algert's business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth below.

As a fiduciary, Algert has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its Clients. Compliance with this duty can be achieved by using reasonable best efforts to avoid conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any Client and following appropriate procedures designed to minimize any such conflict. Employees should seek to avoid situations that have even the appearance of conflict or impropriety. Any questions or concerns on this policy should be immediately brought to the attention of the CCO.

•Conflicts of interest may arise where Algert or its Employees have reason to favor the interests of one Client over another Client. Favoritism of one Client over another Client constitutes a breach of fiduciary duty.

•Employees are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

•If Algert determines that an Employee's Beneficial Ownership of a security presents a material conflict, the employee may be restricted from participating in any decision-making process regarding the security. This may be particularly true in the case of proxy voting, and Employees are expected to refer to and strictly adhere to Algert's proxy voting policies and procedures in this regard.

•Employees are required to act in the best interests of Algert's Clients regarding execution and other costs paid by Clients for brokerage services. Employees are expected to refer to and strictly adhere to Algert's best execution policies and procedures.

•Access Persons are not permitted to knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information where it would be unlawful to do so. Algert's Insider Trading Policy is hereby incorporated by reference and Employees are required to comply with the provisions therein.

SERVICE AS A DIRECTOR

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

OUTSIDE BUSINESS ACTIVITIES

An Access Person's service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with an Access Person's duties to Algert. Accordingly, the Chief Compliance Officer must approve an Access Person's request to serve on the board of directors of an outside company prior to their accepting such an appointment.

In addition to the foregoing, and subject to prior written approval, Access Persons are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Access Person's job performance at Algert, and outside employment must not result in absenteeism, tardiness or an Access Person's inability to work overtime when requested or required. Access Persons may not engage in outside employment that requires or involves using Algert time, materials or resources.

Employees who desire to engage in outside business activities must complete a pre-clearance request through Compliance ELF and submit it to the Chief Compliance Officer for approval. In addition, on an annual basis Employees must complete an annual outside business activities form on ELF.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when Algert or an Employee of Algert accepts or gives a gift, entertainment, or other items of value, Algert places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral. All pre-approvals noted below should be submitted to the Chief Compliance Officer via ELF.

A.  Gifts to Algert Employees

No Employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The Algert Employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by using the Gift and Entertainment Form (Exhibit B) or sending a notice via the ComplianceELF. The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $500 are generally not suitable.

B.  Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees of Algert. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on Algert.

•Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

•Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception.

C.  Gifts Sent by Algert

Algert may send gifts to its Investors of a nominal value to commemorate a special event. Gifts may not be made by an Employee to any Algert Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D.  Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E.  Political Contributions Made by Algert Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled "Pay to Play". Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

Algert and its Employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not "material" or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

A.  Procedures Regarding Use and Treatment of Confidential Information.

1.  No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee's duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

•Treatment of Confidential Information. Algert encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with Algert, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A.  Certification of Compliance.

By January 30 of each year, each Employee must certify that he or she has read and understands this Code and the Compliance Manual, that he or she recognizes that this Code and Compliance Manual applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. Attestations Are made via ComplianceELF

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients' interests or the limitations on an Employee's legitimate interests that would result would not be justified by resulting protection of Clients' interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

B.  Bad Actor Policy and Completion of Disciplinary Questionnaire.

Under new Rule 506(d) of the Securities Act of 1933 (the "Securities Act") issuers and others such as placement agents, directors, executive officers, and other certain persons involved in the offering of private funds ("covered persons") are prohibited from participating in exempt securities offerings if they have been convicted of or are subject to court or administrative sanctions for securities fraud or other violations of specified laws. For Funds offered pursuant to a private placement exemption, beginning on September 23, 2013, Algert asks that solicitors, placement agents, and over 20% beneficial owners of such Funds ("Covered Persons") complete a "Bad Actor Questionnaire" on an ongoing basis. The Chief Compliance Officer reviews all completed questionnaires and determines if any further steps are necessary.

With respect to Algert Employees that are considered Covered Persons under the rule, Algert conducts background checks prior to employment, and requires that all Employees complete a disciplinary questionnaire, which incorporates the Bad Actor Questionnaire, every year. On an annual basis, placement agents, Directors, and over

20% beneficial owners of the Funds will receive a negative consent letter, stating that if the recipients of any such letter fail to respond, Algert will conclude that the previous representations such recipients have provided in the Bad Actor Questionnaire remain unchanged.

To ensure that Algert is able to monitor its Employees in a manner that will allow it to fulfill its fiduciary responsibilities to its Clients and be in a position to properly complete regulatory filings (if and when required), all Employees are required to complete a disciplinary questionnaire via ELF.

C.  Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at Algert's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

D.  Reports of Violations.

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E.  Sanctions.

Upon discovering that any Employee has failed to comply with the requirements of this Code, Algert may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

WHISTLEBLOWER POLICY

1.  Purpose. This policy establishes procedures for the receipt, review, and retention of complaints relating to the Adviser's accounting, internal accounting controls, and auditing matters. The Adviser is committed to complying with all applicable accounting standards, accounting controls, and audit practices. While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is the Adviser's policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies only to reports concerning Accounting Violations (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

a.  Cause violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;

b.  Promote a climate of accountability and full disclosure with respect to the Adviser's accounting, internal controls, compliance matters, and Code of Ethics; and

e.  Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.  Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a "Reporting Person"), provided the complaint is made in good faith. "Good faith" means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person's submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Adviser as a serious violation of Adviser policy and could result in dismissal.

3.  Scope of Complaints. The Adviser encourages Employees and officers ("Inside Reporting Persons") as well as non-Employees such as agents, consultants and investors ("Outside Reporting Persons") to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.  Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;

b.  Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

c.  Deficiencies in or noncompliance with the Adviser's internal controls and procedures;

d.  Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or

e.  Deviation from full and fair reporting of the Adviser's financial condition.

4.  Confidentiality of Complaint. The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.  Submitting Complaints

a.  Inside Reporting Persons should submit complaints in accordance with the following procedures:

(1)  Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential - To be Opened Only by the Chief Compliance Officer.

(2)  The Chief Compliance Officer recommends that Inside Reporting Persons use the sample Complaint Form attached to this policy when reporting violations.

(3)  If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Adviser encourages Employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i)  The fairness to any individual named in the anonymous complaint;

(ii)  The seriousness of the issue raised;

(iii)  The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv)  The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

(b)  Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)  Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential - To be Opened Only by the Chief Compliance Officer

The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(2)  Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-Employees on an anonymous basis may not be reviewed.

6.  Investigation of Complaints

a.  Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person's identity is unknown.

b.  The Chief Compliance Officer may enlist Employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

c.  The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d.  An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e.  The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist Employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.  Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Adviser's confidentiality and document retention policies.

8.  Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.  Reporting and Annual Review. The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.

RECORD RETENTION

The chart below sets forth records required to be maintained, the required retention periods and the Employees at the Firm responsible for creating and maintaining the records. The retention period of five years runs from the end of the fiscal year in which the record last had an entry made, or was last used. References to "Department" below do not necessarily refer to a formally designated department. References to "Chief Compliance Officer' below can refer to a designee of the Chief Compliance Officer.

Required Documents		Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
1.	Corporate books and records. [Advisers Act Rule 204-2(e)(2)] a. Articles of Incorporation b. By-Laws c. Minute Books d. Stock Certificate Books	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
2.	Organizational chart, personnel directory and description of the functions and duties of each department and staff. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer
3.	Written policies and procedures, including:
a. Compliance Policies and Procedures under Rule 206(4)-7
b. Previously in effect insider trading policies and procedures
c. Previously in effect privacy policies and procedures
	d. Previously in effect proxy voting policies and procedures. [Best Practices and Advisers Act Rule 206(4)-7].	5 years	Chief Compliance Officer	Chief Compliance Officer
4.	Records of personal securities transactions in which the
Firm or its Employees (including Access Persons) have
direct or indirect beneficial ownership or interest.
a. initial and annual holdings reports and quarterly transaction reports;
b. a record of the names of persons who are or were in the past five years Access Persons of the Firm;
	c. records of any decisions to approve the acquisition by an Access Person of any shares in an initial public offering or a limited offering. [(Advisers Act Rule 204A-1]	5 years	Chief Compliance Officer	Chief Compliance Officer

5.	Documents evidencing registration status of the Firm with the SEC. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
6.	Form ADV, and any amendments to Form ADV, as filed with the SEC and the IARD. [Advisers Act Rule 204- 2(a)(14)]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer
7.	Notices or other communications made to states, as applicable. [Best Practices]	Life of entity + 3 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
8.	Copy of each composite Part 2 of Form ADV (or separate
disclosure document or brochure) delivered to Clients and
prospective Clients or offered to be delivered to Clients,
record of the dates on which it was offered to Clients,
copies of all requests sent by Clients to receive Part 2 of
Form ADV, and records of transmittal to those Clients
who requested it. [Advisers Act Rule 204-2(a)(14)]	5 years	Chief Compliance Officer	Chief Compliance Officer
9.	Copies of contracts and related documents.
a. Investment management agreements.
b. Any other documents reflecting the granting to the Firm power of attorney or discretionary authority. [Advisers Act Rule 204-2(a)(9)]
c. Solicitation Agreements. [Advisers Act Rule 206(4)- 3]
d. Any other contracts relating to the business of the Firm. [Advisers Act Rule 204-2(a)(10)]	5 years	Chief Compliance Officer	Chief Compliance Officer
10.	Copies of all notices, circulars, advertisements, newspaper
articles, investment letters, bulletins or other
communications circulated to ten or more persons and
supporting documentation for recommendations therein
for the purchase or sale of specific securities. [Advisers
Act Rule 204-2(a)(11)]	5 years	Marketing Support and/or Chief Compliance Officer	Marketing and/or Chief Compliance Officer
11.	All accounts, books, internal working papers, and any
other records or documents that are necessary to
demonstrate the calculation of any performance or rate of
return figures presented in any notice, circular,
advertisement, newspaper article, investment letter,
bulletin or other communication that the investment
adviser circulates or distributes to ten or more persons.
[Advisers Act Rule 204- 2(a)(16)]	5 years from the end of the fiscal year during which the information was last published	Chief Compliance Officer	Chief Compliance Officer
12.	Documents relating to third-party solicitors.
a. Cash solicitation agreements with third-party solicitors
b. Disclosure statements of third-party solicitors.
c. Written acknowledgments of receipt obtained from Clients.
d. List of third-party solicitors with whom the Firm has contracted.
e. List of accounts obtained by each third-party solicitor. [Advisers Act Rule 204-2(a)(15)]	5 years	Chief Compliance Officer	Chief Compliance Officer
13.	Financial books and records.
a. Cash receipts and disbursements journal. [Advisers Act Rule 204-2(a)(1)]
b. General and auxiliary ledgers. [Advisers Act Rule 204-2(a)(2)]
c. Check books, bank statements, cancelled checks and cash reconciliations. [Advisers Act Rule 204-2(a)(4)]	5 years	Chief Operating Officer	Chief Operating Officer

Required Documents		Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
d.	All bills or statements relating to the Firm's business. [Advisers Act Rule 204- 2(a)(5)]
e..	All trial balances, financial statements, and internal audit work papers relating to the business of the Firm. [Advisers Act Rule 204-2(a)(6)]
f.	List of and documentation of loans to the Firm, including loans from Clients (if any), indicating the terms, amounts, dates of such loans and current balance. [Advisers Act Rule 206(4)-4 and Best Practices] ]
14.	Portfolio management and trading records, including:	5 years	Traders/Trading	Chief
a.	Memoranda of each order given by the Firm for the purchase or sale of any security, or any instruction received by the Firm from Clients concerning the purchase, sale, receipt or delivery of a particular security, and of any modification or cancellation of any such order or instruction. Such memoranda should indicate (1) the terms and conditions of the order, instruction, modification or cancellation; (2) the portfolio manager who recommended the transaction; (3) the person who placed such order; (4) the account for which the order was placed; (5) the date of entry; (6) the bank or broker-dealer through which the order was entered and executed; and (7) whether the order was entered pursuant to discretionary authority. [Advisers Act Rule 204- 2(a)(3)]		Assistants	Compliance Officer
b.	Originals of all written communications received and copies of all written communications sent by the Firm relating to (1) any recommendation made or proposed to be made and any advice given or proposed to be given; (2) any receipt, disbursement or delivery of funds or securities; or (3) the placing or execution of any order to purchase or sell any security such as custodian statements, confirmations, statements sent to Clients and Client correspondence. [Advisers Act Rule 204-2(a)(7)]
c.	Records showing separately for each Client the securities purchased and sold, and the date, amount and price of each such purchase and sale. [Advisers Act Rule 204-2(c)(1)]
c.	For each security in which a Client holds a position, information from which the Firm can promptly furnish the Client names and the number of shares they hold in such security. [Advisers Act Rule 204- 2(c)(2)]

Required Documents		Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
15.	List or other record of all accounts in which the Firm is vested with any discretionary power with respect to the funds, securities or transactions of any Client. [Advisers Act Rule 204-2(a)(8)]	5 years	Chief Compliance Officer	Chief Compliance Officer
16.	File of Client complaints. [Best Practices]	5 years	Chief Compliance Officer	Chief Compliance Officer
17.	Records in connection with custody or possession of
Client funds or securities, as applicable, including:
[Advisers Act Rule 204-2(b)]
a. Copies of custody agreements.
b. List of all custodians and depositories to be used for Clients' funds and securities, if applicable.
c. Records reflecting all purchases, sales, receipts and deliveries of securities and all debits and credits to such accounts.
d. Separate ledger account for each Client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits.
e. Copies of confirmations of all transactions effected by or for such Clients
	f. Record for each security in which any Client may have a position reflecting the name of the Client, the amount of his interest and the location of the security.	5 years	Chief Compliance Officer	Chief Compliance Officer
18.	Copies of Exchange Act Ownership Reports. a. Schedules 13G and 13D, Forms 13F.. b. Forms 3, 4 and 5.	Life of entity + 3 years	N/A	N/A
19.	A copy of each annual privacy notice delivered to Clients and a record of the date on which it was delivered. [Regulation SP]	5 years	Chief Compliance Officer	Chief Compliance Officer
20.	Documents related to the maintenance and
implementation of compliance policies and procedures in
this Manual, including:
a. A copy of the Firm's policies and procedures, and
	b. Any records documenting the Firm's annual review of those policies and procedures. [Advisers Act Rules 206(4)-7 and 204-2(a)(17)]	5 years	Chief Compliance Officer	Chief Compliance Officer

Required Documents	Period of Retention	Person or Department Responsible for Creation of Records	Person or Department Responsible for Maintenance of Records
21.	Documents related to the maintenance and
implementation of a Code of Ethics, including:
a. A copy of the Firm's Code that is in effect, or at any time within the past five years was in effect;
b. A record of any violation of the Code, and of any action taken as a result of the violation; and
c. A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Employee of the Firm. [Advisers Act Rule 204-2(a)(12)]	5 years	Chief Compliance Officer	Chief Compliance Officer
22.	Records related to proxy voting, including:
a. Copies of proxy voting policies and procedures;
b. Copies or records of each proxy statement received with respect to the securities of Clients for whom the Firm exercises voting authority (the Firm may rely on EDGAR as repository of proxy statements filed there);
c. A record of each vote cast;
d. Records pertaining to the Firm's decision on the vote;
e. A record of each written Client request for proxy voting information; and
f. Copies of all written responses by the Firm to written or oral Client requests for proxy voting information. [Advisers Act Rule 206(4)-6]	5 years	Chief Compliance Officer	Chief Compliance Officer
23.	Compliance records under this Manual, including, for example:
a. Memoranda, if any, of investigations of potential insider trading; and
b. Memoranda, if any, of investment opportunities, IPOs or private placements for which approval was sought under Code of Ethics.	5 years	Chief Compliance Officer	Chief Compliance Officer